Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
March 22, 2012	Kristina Waugh 318.340.5627
kristina.r.waugh@centurylink.com

QWEST CORPORATION PRICES DEBT SECURITIES

MONROE, La. . . . CenturyLink (CenturyLink, Inc., NYSE: CTL) announced today that its wholly-owned subsidiary, Qwest Corporation, agreed to sell $500 million aggregate principal amount of 7.00% Notes due 2052. Qwest also granted the underwriters of this offering an option to acquire up to an additional $25 million principal amount of these notes to cover over-allotments. The closing of this offering is expected to occur on April 2, 2012.

We intend to apply to list the notes on the New York Stock Exchange. If the application is approved, we expect trading in the notes to begin within 30 days after the initial issuance of the notes.

Following completion of the offering, Qwest anticipates using the net proceeds from this offering, together with available cash or additional borrowings available to it under CenturyLink’s revolving credit facility, to fund its tender offer announced yesterday to purchase its outstanding notes due 2016 and 2015 for an aggregate purchase price of up to $500 million.

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC are the joint book-running managers for this debt offering. The notes are being offered pursuant to Qwest’s existing shelf registration statement, which became automatically effective upon filing with the Securities and Exchange Commission. A prospectus supplement and accompanying prospectus describing the terms of this offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and accompanying prospectus for this offering may be obtained from: Citigroup Global Markets Inc. at 877-858-5407, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 800-294-1322, UBS Securities LLC at 877-827-6444 ext. 561-3884 or Wells Fargo Securities, LLC at 800-326-5897. This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, and this offering will not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States. The company provides broadband, voice, wireless and managed services to consumers and businesses across the country. It also offers advanced entertainment services under the CenturyLink™ Prism™ TV and DIRECTV brands. In addition, the company provides data, voice and managed services to enterprise, government and wholesale customers in local, national and select international markets through its high-

quality advanced fiber optic network and multiple data centers. CenturyLink is recognized as a leader in the network services market by key technology industry analyst firms, and is a global leader in cloud infrastructure and hosted IT solutions for enterprises through Savvis, a CenturyLink company. CenturyLink’s customers range from Fortune 500 companies in some of the country’s largest cities to families living in rural America. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations.

Forward Looking Statements

This press release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyLink and Qwest. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to the possibility that Qwest’s existing noteholders will not be receptive to the pending tender offer on the terms described above or at all; corporate developments that could preclude, impair or delay the above-described transactions due to restrictions under the federal securities laws; changes in the terms or availability of CenturyLink’s credit facility; changes in Qwest’s credit ratings; changes in Qwest’s cash requirements or financial position; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of Qwest to consummate the above-described transactions on the terms described above or at all; Qwest’s continued access to credit markets on favorable terms; and other risks referenced from time to time in CenturyLink’s or Qwest’s filings with the Securities and Exchange Commission. There can be no assurances that the above-described transactions will be consummated on the terms described above or at all. You should be aware that new factors may emerge from time to time and it is not possible for CenturyLink or Qwest to identify all such factors, nor can CenturyLink or Qwest predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Neither CenturyLink nor Qwest undertakes any obligation to update any of its forward-looking statements for any reason.